As filed with the Securities and Exchange Commission on May 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	52-0782497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1626 East Jefferson Street

Rockville, Maryland 20852

Telephone: (301) 998-8100

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dawn M. Becker, Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Telephone: (301) 998-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin J. Bintrim, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street N.W.

Washington, D.C. 20036

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, $0.01 par value	917,598	$135.07	$123,939,962	$14,402

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common shares as reported on the New York Stock Exchange on May 8, 2015.
(2)	The common shares of beneficial interest being registered pursuant to this registration statement consist, in part, of unsold common shares of beneficial interest that were previously registered on automatic shelf registration statements on Form S-3 (File Nos. 333-187882 and 333-199850), filed with the Securities and Exchange Commission on April 12, 2013 and November 4, 2014, respectively (the “Prior Registration Statements”). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the aggregate filing fees of $12,946 paid by the registrant in connection with the Prior Registration Statements (or credited with respect thereto) shall be applied to the 819,126 common shares of beneficial interest that were previously registered and unsold under the Prior Registration Statements. Accordingly, an incremental registration fee of $1,456 shall be paid by the registrant in connection with this registration statement.

PROSPECTUS

917,598 Common Shares of Beneficial Interest

(par value $0.01 per share)

This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus or their pledgees of up to 917,598 of our common shares of beneficial interest, par value $0.01 per share, which we refer to as our common shares, comprised of (i) common shares issuable upon conversion of our 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share and liquidation preference $25.00 per share, which we refer to as our preferred shares, if and to the extent that selling shareholders tender preferred shares for conversion and offer or sell any of the common shares issued in respect thereof and (ii) common shares issuable upon redemption of units of (A) NVI-Avenue, LLC, a Maryland limited liability company, (B) Route 35 Shrewsbury Limited Partnership, a New Jersey limited partnership, (C) Shrewsbury Commons L.P., a Washington limited partnership, (D) Sea Girt Limited Partnership, a Washington limited partnership, (E) 35 West, LLC, a Washington limited liability company, and (F) Federal Realty Partners L.P., a Delaware limited partnership, if and to the extent that redeeming unitholders tender such units for redemption, receive common shares for such redemption and offer or sell any of the common shares issued in respect thereof. We refer to the entities named in items (A) through (F) above as the downREIT entities and the units therein as downREIT units.

We will not receive any proceeds from the sale of common shares by the selling shareholders or their pledgees.

The holders of preferred shares may convert their outstanding preferred shares into a number of common shares determined by dividing (i) the product obtained by multiplying (A) the number of preferred shares being converted by (B) the liquidation price of $25.00 per preferred share; by (ii) the optional conversion price (which conversion price is calculated as provided for in the Articles Supplementary Establishing and Fixing the Rights and Preferences of the preferred shares, which we refer to as the Articles Supplementary) as in effect immediately prior to the close of business on the date of conversion. Holder conversions are subject to (a) limitations on real estate investment trust share ownership, (b) a minimum conversion amount, (c) conversion frequency limits and (d) black-out periods after public offerings of the registrant. At any time at which the trailing 200 consecutive trading day average closing price of the common shares as reported on the New York Stock Exchange is greater than the mandatory conversion trigger price (which price is calculated as provided for in the Articles Supplementary), the registrant may convert all or any outstanding preferred shares into a number of fully paid and nonassessable common shares determined by dividing (i) the product obtained by multiplying (A) the number of preferred shares being converted by (B) the liquidation price of $25.00 per preferred share; by (ii) the optional conversion price (which conversion price is calculated as provided for in the Articles Supplementary) as in effect immediately prior to the close of business on the conversion date set by the registrant in accordance with the Articles Supplementary.

Each holder of downREIT units has the right to require the applicable downREIT entity to redeem his, her or its downREIT units for cash. At the registrant’s election, the downREIT units tendered for redemption may be redeemed for common shares instead of cash.

We are registering the common shares being offered by this prospectus pursuant to contractual obligations under registration rights agreements in order to permit the selling shareholders or their permissible transferees to offer or sell such shares without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the preferred shares will be tendered for conversion, that any of the downREIT units will be tendered for redemption, that any common shares will be issued upon redemption of downREIT units, or that the selling shareholders or their permissible transferees will offer or sell any common shares.

We will pay all expenses incident to the registration of the common shares offered herein (other than brokerage fees and sales commissions, fees and disbursements of the selling shareholders’ counsel, accountants and other advisors and transfer taxes, if any, relating to the sale or disposition of the offered shares).

Our common shares are listed on the New York Stock Exchange under the symbol “FRT.” On May 11, 2015, the last reported sales price of our common shares, as reported on the New York Stock Exchange, was $132.28 per share.

Please read this prospectus and any supplement hereto carefully before you invest. Investing in our common shares involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and on page 2 of this prospectus, for risks relating to an investment in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, selling shareholders or their pledgees may sell the securities described in this prospectus either separately or in units, in one or more offerings. Our prospectus provides you with a general description of these securities. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where to Find Additional Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

References to “we,” “us” or “our” refer to Federal Realty Investment Trust and its directly or indirectly owned subsidiaries, unless the context otherwise requires. References to the “Trust” refer to Federal Realty Investment Trust. The term “you” refers to a prospective investor.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the

Private Securities Litigation Reform Act of 1995. Also, documents that we “incorporate by reference” into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors incorporated by reference in this prospectus describe risks that may affect these statements but are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements or information, or to publicly release the results if we revise any of them.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, please consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, on file with the SEC, which is incorporated herein by reference, in addition to any risks and additional information included in this prospectus, in an applicable prospectus supplement and in any subsequent filing with the SEC that is incorporated herein by reference. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operation or the market price of our securities. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

THE TRUST

Federal Realty Investment Trust is an equity real estate investment trust, or REIT, specializing in the ownership, management, and redevelopment of high quality retail and mixed-use properties located primarily in densely populated and affluent communities in strategically selected metropolitan markets in the Northeast and Mid-Atlantic regions of the United States, as well as in California. As of March 31, 2015, we owned or had a majority interest in community and neighborhood shopping centers and mixed-use properties which are operated as 90 predominantly retail real estate projects comprising approximately 20.7 million square feet. In total, the real estate projects were 95.4% leased and 94.5% occupied at March 31, 2015. A joint venture in which we own a 30% interest owned six retail real estate projects totaling approximately 0.8 million square feet as of March 31, 2015. In total, the joint venture properties in which we own an interest were 85.8% leased and 85.4% occupied at March 31, 2015. We have paid quarterly dividends to our shareholders continuously since our founding in 1962 and have increased our dividends per common share for 47 consecutive years.

We operate in a manner intended to enable us to qualify as a REIT pursuant to provisions of the Internal Revenue Code of 1986, as amended, or the Code.

We were founded in 1962 as a REIT under the laws of the District of Columbia and re-formed as a real estate investment trust in the state of Maryland in 1999. Our principal executive offices are located at 1626 East Jefferson Street, Rockville, Maryland 20852. Our telephone number is (301) 998-8100. Our website address is www.federalrealty.com. The information contained on our website is not a part of this prospectus and is not incorporated herein by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders or their pledgees. We will pay all costs and expenses incident to the registration of the offered shares, other than brokerage fees and sales commissions, fees and disbursements of the selling shareholders’ counsel, accountants and other advisors, and share transfer and other taxes attributable the sale of the offered shares, which will be paid by the selling shareholders. See “Selling Shareholders.”

SELLING SHAREHOLDERS

The selling shareholders hold an aggregate of 399,896 preferred shares and 822,108 downREIT units, which they acquired in exchange for their interests in certain entities owning real properties. We may issue the common shares to the selling shareholders or their pledgees in exchange for (i) the preferred shares if and to the extent that the selling shareholders or their pledgees tender their preferred shares for conversion or (ii) the downREIT units if and to the extent that the selling shareholders or their pledgees tender their downREIT units for redemption and the registrant elects to issue common shares in exchange for such downREIT units. The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below and by any additional selling shareholders who may be named in a supplement to this prospectus. In addition, the common shares covered by this prospectus may be sold by any permissible transferees or pledgees who receive common shares, preferred shares or downREIT units from the selling shareholders listed below. The following table sets forth the name of each selling shareholder and the number of our common shares that may be offered by each selling shareholder. The selling shareholders may pledge common shares, preferred shares or downREIT units to secure financing or for other purposes. As a result, pledgees of the selling shareholders may use this registration statement to sell common shares issued to them in connection with such pledges in the event the selling shareholder defaults.

None of the selling shareholders has had any position, office or other material relationship with us, or any of our predecessors or affiliates, during the past three years. Since the selling shareholders may sell all, some or none of the common shares covered by this prospectus, no estimate can be made of the number of common shares that will be sold by the selling shareholders pursuant to this prospectus or that will be owned by the selling shareholders upon completion of the offering. Assuming the conversion (upon the election of the preferred shareholders) of all outstanding preferred shares and the redemption (upon the election of the holders of downREIT units to tender their downREIT units for redemption and the election of the registrant to issue common shares in exchange for all such tendered downREIT units) of all outstanding downREIT units owned by all of the selling shareholders as of the date hereof, no selling shareholder would hold 1% or more of the total number of our common shares outstanding as of May 11, 2015.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering (1)	Number of Common Shares Being Offered (2)		Number of Common Shares Beneficially Owned After the Offering (3)
A. Thomas Campbell	0	5,306	(4)	0
Bruce S. Campbell, III	0	16,780	(5)	0
Bruce S. Campbell, IV	0	1,025	(6)	0
Carol C. Haislip	0	5,306	(7)	0
Caroline Campbell Hill	0	656	(8)	0
Carolyn C. Beall	1,672	7,332	(9)	1,672
Charlton G. Campbell Hughes	0	33,585	(10)	0
Douglas Franklin Campbell	1,101	6,020	(11)	1,101
Gregg T. Campbell	3,008	36,515	(12)	3,008
Judith F. Campbell	0	232	(13)	0
Kathleen Campbell Ackerman	0	656	(14)	0

Madeline C. Modica	90	7,679	(15)	90
Marcie C. McHale	1,090	6,020	(16)	1,090
Robert Bruce Campbell	0	7,177	(17)	0
Russell Tyler Campbell	818	6,020	(18)	818
S. James Campbell, Jr.	404	5,306	(19)	404
Sarah T. Campbell	0	1,025	(20)	0
Taber C. Hook	0	9,007	(21)	0
Thomas M. Campbell	0	20,822	(22)	0
Trustee of the Richard L. Campbell, Jr. Residuary Trust	0	2,566	(23)	0
Trustees of the Generation Skipping Transfer Tax Exempt Trust u/w of S. James Campbell	0	9,550	(24)	0
Trustees of the Laurence Thomsen Trust u/a 10/16/67	0	25,467	(25)	0
Paul D. Dollenberg, Jr.	0	1,500	(26)	0
Trustees of Trust No. 2 u/w Michael T. Campbell	0	10,806	(27)	0
Jamie N. Campbell	0	1,542	(28)	0
Virginia T. Campbell	0	6,136	(29)	0
Kathleen B. Dollenberg	0	1,201	(30)	0
Brett Campbell Alcarese	0	1,756	(31)	0
Kristin D. Chottiner	0	3,548	(32)	0
Douglas F. Campbell, Custodian for Connor M. Campbell under OR-UGMA	0	386	(33)	0
Douglas F. Campbell, Custodian for Mitchell W. Campbell under OR-UGMA	0	386	(34)	0
Douglas F. Campbell, Custodian for Sarah A. Campbell under OR-UGMA	0	386	(35)	0
E. Mills Dancy	0	348	(36)	0
George Beall	0	174	(37)	0
James C. Alban, IV	0	348	(38)	0
Jesse R. Modica	0	348	(39)	0
Jessica C. Hughes	0	9,647	(40)	0

Marcie C. McHale, Custodian for Claire J. McHale under WA-UGMA	0	386	(41)	0
Marcie C. McHale, Custodian for Madeline C. McHale under WA-UGMA	0	386	(42)	0
Marcie C. McHale, Custodian for Samuel H. McHale under WA-UGMA	0	386	(43)	0
Meredith McLean Alcarese	0	1,756	(44)	0
Mitchell W. Hook	0	348	(45)	0
Natal Modica	0	348	(46)	0
FR White Marsh, Inc.	0	20	(47)	0
Richard E. Hook, IV	0	174	(48)	0
Russell T. Campbell, Custodian for Jessica J. Campbell under OR-UGMA	0	290	(49)	0
Russell T. Campbell, Custodian for Kelsey N. Campbell under OR-UGMA	0	290	(50)	0
Russell T. Campbell, Custodian for Lindsey M. Campbell under OR-UGMA	0	290	(51)	0
Russell T. Campbell, Custodian for Tyler W. Campbell under OR-UGMA	0	290	(52)	0
Trustees of Trust u/w Michael T. Campbell f/b/o Jamie N. Campbell	0	8,991	(53)	0
Trustees u/a dated 4/23/85 (Richard E. Hook, IV, Grantor)	0	348	(54)	0
Taber A. Frederick	0	348	(55)	0
P. Douglas Dollenberg, Sr.	0	1,200	(56)	0
Merritt & Pamela Sher Living Trust (Merritt & Pamela Sher, Trustees)	0	178,885	(57)	0
Ronald Sher	0	146,373	(58)	0
Harvey Diamond	0	39,612	(59)	0
Ralph and Eliana Kuhn Family Trust (Ralph Kuhn, Trustee)	0	79,223	(60)	0
Richard B. Kabat	0	48,398	(61)	0
VT Trust (J. Victor Fandel, Trustee)	0	13,711	(62)	0
Terranomics	0	8,850	(63)	0

Circe Sher	0	8,060	(64)	0
Lacey Sher	0	8,060	(65)	0
Justin Sher	0	8,060	(66)	0
Rebecca Wellington	0	6,048	(67)	0
Rachel Sher	0	6,048	(68)	0
Nigel Sher	0	5,286	(69)	0
Peter Morse	0	4,810	(70)	0
Kenneth A. Bloch	0	4,360	(71)	0
Sandra Williamson	0	3,749	(72)	0
James C. Castillo	0	2,569	(73)	0
Sher GP, Inc.	0	2,442	(74)	0
Cori Linn	0	2,377	(75)	0
David Beckerman	0	1,066	(76)	0
W & P Steuart Trust dated 9/13/11 (William & Pamela Steuart, Co-Trustees)	0	1,836	(77)	0
Stephen Palevich	0	1,473	(78)	0
Joseph D. Blum	0	864	(79)	0
Thomas Bomar	0	864	(80)	0
Cohen Family Trust (George Cohen, Trustee)	0	864	(81)	0
B.L. Culbertson Revocable Trust (B.L. Culbertson, Trustee)	0	864	(82)	0
The Fazekas Living Trust (Thomas Fazekas, Trustee)	0	864	(83)	0
A.N. & S.M. Javaras Trust (A.N. Javaras, Trustee)	0	864	(84)	0
L.H. & M.R. Miller Trust (Lindley H. Miller, Trustee)	0	864	(85)	0
David Naggar	0	864	(86)	0
Bruce C. Spikell Trust, UDT 9/13/10 (Bruce C. Spikell, Trustee)	0	864	(87)	0
Mark L. Seiler	0	718	(88)	0
Seiler Family Revocable Trust	0	718	(89)	0

The Offel Trust Agreement (Mignon Offel, Trustee)	0	648	(90)	0
Lynne Bremer	0	216	(91)	0
San Antonio Center, LLC	0	48,459	(92)	0
Alexander R. Buck	0	8,403	(93)	0
Jeremy Buck	0	200	(94)	0
Lindsay Buck	0	749	(95)	0

(1)	The information set forth in this column is partially based on information in the records of the transfer agent and registrar for the common shares on or about May 11, 2015 with respect to the common shares held of record by certain of the selling shareholders. The amount of common shares beneficially owned by each selling shareholder is unknown and not reasonably available, and obtaining such information would require unreasonable effort.
(2)	Includes the common shares issuable upon (i) conversion (upon the election of the preferred shareholders) as of the date hereof of all outstanding preferred shares and (ii) redemption (upon the election of the downREIT holders and the election of the registrant to acquire all tendered downREIT units in exchange for common shares) as of the date hereof of all outstanding downREIT units, at the conversion price and redemption price in effect as of the date hereof.
(3)	Assuming the sale of all of the common shares being offered under this registration statement.
(4)	Represents common shares that are issuable to the selling shareholder upon redemption of 5,306 downREIT units of NVI-Avenue, LLC.
(5)	Represents 9,757 common shares that are issuable to the selling shareholder upon conversion of 40,860 preferred shares, and 7,023 common shares that are issuable to the selling shareholder upon redemption of 7,023 downREIT units of NVI-Avenue, LLC.
(6)	Represents 369 common shares that are issuable to the selling shareholder upon conversion of 1,547 preferred shares, and 656 common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(7)	Represents common shares that are issuable to the selling shareholder upon redemption of 5,306 downREIT units of NVI-Avenue, LLC.

(8)	Represents common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(9)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,332 downREIT units of NVI-Avenue, LLC.
(10)	Represents common shares that are issuable to the selling shareholder upon conversion of 140,644 preferred shares.
(11)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(12)	Represents 26,868 common shares that are issuable to the selling shareholder upon conversion of 112,515 preferred shares, and 9,647 common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.
(13)	Represents common shares that are issuable to the selling shareholder upon redemption of 232 downREIT units of NVI-Avenue, LLC.
(14)	Represents common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(15)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,679 downREIT units of NVI-Avenue, LLC.

(16)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(17)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,177 downREIT units of NVI-Avenue, LLC.
(18)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(19)	Represents common shares that are issuable to the selling shareholder upon redemption of 5,306 downREIT units of NVI-Avenue, LLC.
(20)	Represents 369 common shares that are issuable to the selling shareholder upon conversion of 1,547 preferred shares, and 656 common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(21)	Represents 1,675 common shares that are issuable to the selling shareholder upon conversion of 7,018 preferred shares, and 7,332 common shares that are issuable to the selling shareholder upon redemption of 7,332 downREIT units of NVI-Avenue, LLC.
(22)	Represents 11,175 common shares that are issuable to the selling shareholder upon conversion of 46,800 preferred shares, and 9,647 common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.
(23)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,566 downREIT units of NVI-Avenue, LLC.
(24)	Represents common shares that are issuable to the selling shareholder upon redemption of 9,550 downREIT units of NVI-Avenue, LLC.

(25)	Represents common shares that are issuable to the selling shareholder upon redemption of 25,467 downREIT units of NVI-Avenue, LLC.
(26)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,500 downREIT units of NVI-Avenue, LLC.
(27)	Represents common shares that are issuable to the selling shareholder upon conversion of 45,253 preferred shares.
(28)	Represents 886 common shares that are issuable to the selling shareholder upon conversion of 3,712 preferred shares, and 656 common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(29)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,136 downREIT units of NVI-Avenue, LLC.
(30)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,201 downREIT units of NVI-Avenue, LLC.
(31)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,756 downREIT units of NVI-Avenue, LLC.
(32)	Represents common shares that are issuable to the selling shareholder upon redemption of 3,548 downREIT units of NVI-Avenue, LLC.
(33)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.

(34)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(35)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(36)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(37)	Represents common shares that are issuable to the selling shareholder upon redemption of 174 downREIT units of NVI-Avenue, LLC.
(38)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(39)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(40)	Represents common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.
(41)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(42)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.

(43)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(44)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,756 downREIT units of NVI-Avenue, LLC.
(45)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(46)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(47)	Represents common shares that are issuable to the selling shareholder upon redemption of 20 downREIT units of NVI-Avenue, LLC.
(48)	Represents common shares that are issuable to the selling shareholder upon redemption of 174 downREIT units of NVI-Avenue, LLC.
(49)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(50)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(51)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.

(52)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(53)	Represents common shares that are issuable to the selling shareholder upon redemption of 8,991 downREIT units of NVI-Avenue, LLC.
(54)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(55)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC
(56)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,200 downREIT units of NVI-Avenue, LLC.
(57)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 92,173 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 16,238 downREIT units of Shrewsbury Commons L.P., (iii) 68,238 downREIT units of Sea Girt Limited Partnership and (iv) 2,236 downREIT units of 35 West, LLC.
(58)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 65,433 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 11,663 downREIT units of Shrewsbury Commons L.P., (iii) 64,309 downREIT units of Sea Girt Limited Partnership and (iv) 4,968 downREIT units of 35 West, LLC.
(59)	Represents common shares that are issuable to the selling shareholder upon redemption of 39,612 downREIT units of Route 35 Shrewsbury Limited Partnership.
(60)	Represents common shares that are issuable to the selling shareholder upon redemption of 79,223 downREIT units of Route 35 Shrewsbury Limited Partnership.
(61)	Represents common shares that are issuable to the selling shareholder upon redemption of 49,398 downREIT units of Route 35 Shrewsbury Limited Partnership.
(62)	Represents common shares that are issuable to the selling shareholder upon redemption of 13,711 downREIT units of Route 35 Shrewsbury Limited Partnership.

(63)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 5,653 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 239 downREIT units of Shrewsbury Commons L.P., (iii) 1,964 downREIT units of Sea Girt Limited Partnership and (iv) 994 downREIT units of 35 West, LLC.
(64)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 897 downREIT units of Shrewsbury Commons L.P., (ii) 3,437 downREIT units of Sea Girt Limited Partnership and (iii) 3,726 downREIT units of 35 West, LLC.
(65)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 897 downREIT units of Shrewsbury Commons L.P., (ii) 3,437 downREIT units of Sea Girt Limited Partnership and (iii) 3,726 downREIT units of 35 West, LLC.
(66)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 897 downREIT units of Shrewsbury Commons L.P., (ii) 3,437 downREIT units of Sea Girt Limited Partnership and (iii) 3,726 downREIT units of 35 West, LLC.
(67)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P., (ii) 4,199 downREIT units of Sea Girt Limited Partnership and (iii) 1,490 downREIT units of 35 West, LLC.
(68)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P., (ii) 4,199 downREIT units of Sea Girt Limited Partnership and (iii) 1,490 downREIT units of 35 West, LLC.
(69)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P., (ii) 3,437 downREIT units of Sea Girt Limited Partnership and (iii) 1,490 downREIT units of 35 West, LLC.
(70)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 1,728 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 1,964 downREIT units of Sea Girt Limited Partnership and (iii) 1,118 downREIT units of 35 West, LLC.
(71)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 432 downREIT units of Route 35 Shrewsbury Limited Partnership, and (ii) 3,928 downREIT units of Sea Girt Limited Partnership.
(72)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 432 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 359 downREIT units of Shrewsbury Commons L.P., (iii) 1,964 downREIT units of Sea Girt Limited Partnership and (iv) 994 downREIT units of 35 West, LLC.
(73)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,569 downREIT units of Route 35 Shrewsbury Limited Partnership.
(74)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 478 downREIT units of Shrewsbury Commons L.P., and (ii) 1,964 downREIT units of Sea Girt Limited Partnership.
(75)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,377 downREIT units of Route 35 Shrewsbury Limited Partnership.

(76)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 269 downREIT units of Shrewsbury Commons L.P., and (ii) 797 downREIT units of Sea Girt Limited Partnership.
(77)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,836 downREIT units of Route 35 Shrewsbury Limited Partnership.
(78)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,473 downREIT units of Sea Girt Limited Partnership.
(79)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(80)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(81)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(82)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(83)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(84)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(85)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(86)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(87)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(88)	Represents common shares that are issuable to the selling shareholder upon redemption of 718 downREIT units of Shrewsbury Commons L.P.
(89)	Represents common shares that are issuable to the selling shareholder upon redemption of 718 downREIT units of Shrewsbury Commons L.P.

(90)	Represents common shares that are issuable to the selling shareholder upon redemption of 648 downREIT units of Route 35 Shrewsbury Limited Partnership.
(91)	Represents common shares that are issuable to the selling shareholder upon redemption of 216 downREIT units of Route 35 Shrewsbury Limited Partnership.
(92)	Represents common shares that are issuable to the selling shareholder upon redemption of 48,459 downREIT units of Federal Realty Partners L.P.
(93)	Represents common shares that are issuable to the selling shareholder upon redemption of 8,403 downREIT units of Federal Realty Partners L.P.
(94)	Represents common shares that are issuable to the selling shareholder upon redemption of 200 downREIT units of Federal Realty Partners L.P.
(95)	Represents common shares that are issuable to the selling shareholder upon redemption of 749 downREIT units of Federal Realty Partners L.P.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of our common shares. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our shareholders addresses only common shares held as capital assets (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, persons that are, or that hold their shares through, partnerships or other pass-through entities, persons whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). In addition, this discussion is general in nature and is not exhaustive of all possible tax considerations, nor does it address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based upon the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our shares, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in our shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1962 federal income tax return. We have been organized and have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 860 of the Code with respect to each of our taxable years ended through December 31, 2014; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of share ownership, business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

•	we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•	we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•	we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis;

•	if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•	if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•	if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

•	we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of our shares are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the caption “Risk Factors — To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.”

We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe all of our direct corporate subsidiaries are qualified REIT subsidiaries, except for those that would qualify as taxable REIT subsidiaries or subsidiary REITs. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes. A REIT is treated as owning its proportionate share of the assets of any partnership (which includes any limited liability company treated as a partnership) in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of any partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•	At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•	At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. Our primary source of income derives from leasing properties. There are various limitations on whether rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules:

•	If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. We have not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use our best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT;

•	Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom we receive rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and we may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that we have not leased property to any related party tenant, except where we may rent to certain taxable REIT subsidiaries as described below, or where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

•	In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. On an ongoing basis we use and will use our best efforts to ensure that all space leased to our taxable REIT subsidiaries meets these conditions, unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

•	If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, we have not leased a significant amount of personal property under our current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid leasing personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT; and

•	In general, if we furnish or render services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom we do not derive revenue, the income received from the tenants may not be deemed “rents from real property.” We may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, we may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as our income from the services does not exceed 1% of our income from the related property. We believe that we have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided will not cause rents to be disqualified as rents from real property, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent resulting from such services will not jeopardize our status as a REIT.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, in the case of acquisition of an existing loan, if the loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan principal exceeds the value of the real estate that is security for the loan as of the date we agreed to acquire the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•	that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•	the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•	the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•	the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (other than certain assets held through our taxable REIT subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the 7 sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe harbor provision and we will attempt to comply with the terms of the safe harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary. We believe that none of the transactions we have had with our taxable REIT subsidiaries will give rise to the 100% tax and that none of our taxable REIT subsidiaries will be subject to the interest deduction limits.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code and Treasury regulations, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income tests.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that our properties qualify as real estate assets.

•	“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•	Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•	For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, any taxable REIT subsidiary, or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, any taxable REIT subsidiary, or any qualified REIT subsidiary) (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets, and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

We intend to select future investments so as to comply with the asset tests.

As described above, we may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the greater of (a) the current fair market value of the real property securing the loan or (b) the fair market value of such property on the date the REIT acquires the loan, or (ii) the fair market value of the loan.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue preferred shares or additional common shares to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our shares or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/share dividends, but that revenue procedure’s effectiveness has expired and does not apply to our current and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in our shares or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a U.S. person.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on our common shares out of our current and accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its common shares. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a taxable U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. shareholder’s adjusted tax basis. A taxable U.S. shareholder’s adjusted tax basis generally will equal the taxable U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long- term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. A taxable U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. Taxable U.S. shareholders will increase their basis in their shares by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. Certain taxable U.S. shareholders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common shares and net gains from the taxable disposition of their shares. Taxable U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20%. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the lower qualified dividend income/capital gains tax rate (at a maximum of 20%) does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the shareholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•	we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of the U.S. federal, state, and local income tax laws on ownership of our common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current and accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN or W-8BEN-E to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exception does not apply, for example, because the non-U.S. shareholder owns more than 5% of the relevant class of our shares, or because our shares are not regularly traded on an established securities market, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled” REIT is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of our shares. We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our of outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if shares of such class are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the common shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), in which case the non-U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of our common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•	that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. Certain foreign financial institutions and non-financial foreign entities are subject to a 30% U.S. federal withholding tax on dividends on our common shares unless (i) in the case of a foreign financial institution (which term generally includes investment funds), such institution enters into an agreement with the U.S. government (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying any direct and indirect U.S. owners of the entity. In addition, if such disclosure requirements are not satisfied, withholding at a 30% rate on gross proceeds from the sale or other disposition of our common shares by such foreign financial institutions and non-financial foreign entities will generally begin after December 31, 2016 (or such other date as may be specified in guidance issued by the U.S. Treasury Department). Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the possible implications of these withholding provisions on the acquisition, ownership and disposition of our common shares. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the common shares covered by this prospectus.

The sale or distribution of all or any portion of the common shares covered by this prospectus may be effected from time to time by the selling shareholders, or any of their permissible transferees or pledgees (including, but not limited to, Morgan Stanley Private Bank, National Association). The sales may be made directly, indirectly through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated quotation system on which the common shares covered by this prospectus may be listed or traded, in privately negotiated transactions, to or through a market maker, or through any other legally available means. In addition, the sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares, preferred shares or downREIT units, and, if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the applicable common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by a selling shareholder, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as a selling shareholder under this prospectus.

The methods by which the common shares covered by this prospectus may be sold or distributed include any one or more of the following:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common shares covered by this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	pro rata distributions as part of the liquidation and winding up of the affairs of the selling shareholders or successor in interest that is an entity;

•	pledges to a lender as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; or

•	any other legally available means.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Any public offering price and any discount, concession or commission allowed or reallowed or paid to dealers may be changed from time to time and, as to any particular underwriter, broker, dealer or agent, may be in excess of those customary in the types of transactions involved.

The selling shareholders may from time to time sell all or a portion of the common shares covered by this prospectus short and deliver those securities to cover the short sale or sales, or may deliver the common shares covered by this prospectus upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The selling shareholders also may enter into hedging transactions with brokers, dealers or other financial institutions, which may in turn engage in short sales of the common shares covered by this prospectus in the course of hedging the positions they assume.

The selling shareholders and the brokers or dealers participating in the distribution of the common shares covered by this prospectus may be deemed “underwriters” within the meaning of the Securities Act. Any profit on the sale of the common shares covered by this prospectus by the selling shareholders and any discounts, concessions or commissions received by any such brokers or dealers may be regarded as underwriting commissions under the Securities Act.

In connection with the sale or distribution of the common shares covered by this prospectus, the rules of the SEC permit any underwriter to engage in certain transactions that stabilize the price of the common shares covered by this prospectus. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares covered by this prospectus.

Underwriters, brokers, dealers or agents may be entitled, under agreements with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

We will pay all expenses in connection with the registration of the common shares covered by this prospectus. The selling shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the common shares covered by this prospectus.

The common shares covered by this prospectus not sold pursuant to the registration statement on Form S-3 of which this prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person who is not, and has not been within the preceding three months, an affiliate of ours and also has satisfied a six-month holding period may, under certain circumstances, sell the common shares covered by this prospectus. Therefore, both during and after the effectiveness of the registration statement, the selling shareholders may sell the common shares covered by this prospectus pursuant to Rule 144.

EXPERTS

The audited consolidated financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the offered common shares and the accuracy of the discussion under “Material Federal Income Tax Considerations” will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operating rules and procedures for the public reference room. Reports, proxy statements and other information concerning Federal Realty Investment Trust may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (to the extent deemed filed and not furnished) as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (Exchange Act File No. 1-07533) made from the date of this prospectus until the selling shareholders sell all of the securities under this prospectus as supplemented or until the earlier termination of the offering described herein.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our Definitive Proxy Statement for our 2015 Annual Meeting of Shareholders, filed with the SEC on March 27, 2015;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

•	Our Current Reports on Form 8-K, filed with the SEC on February 10, 2015 (disclosing matters under Item 5.02), March 17, 2015, May 11, 2015 and May 12, 2015; and

•	Description of our common shares contained in the Registration Statement on Form 8-A/A, filed June 6, 2002.

Copies of our SEC filings are available at no cost at our website, www.federalrealty.com. In addition, you may request a copy of any report or document incorporated by reference in this prospectus, except the exhibits, unless such exhibits are specifically incorporated by reference in this prospectus or in those documents, at no cost. Any such request may be made by writing or by telephone and shall be directed to the following address:

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Attention: Investor Relations

(301) 998-8100

Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

917,598 Common Shares of Beneficial Interest

(par value $0.01 per share)

PROSPECTUS

May 12, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities.

SEC Registration Fee	$1,456
Printing and Duplicating Costs	1,000	*
Accounting Fees and Expenses	10,000	*
Legal Fees and Expenses	10,000	*
Miscellaneous	5,000	*

Total	$27,456	*

*	Estimated

Item 15.	Indemnification of Trustees and Officers

The registrant’s declaration of trust authorizes the registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the registrant or (ii) any individual who, while a trustee of the registrant and at the request of the registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The registrant’s declaration of trust also permits the registrant, with approval of the registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the registrant, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the registrant or a predecessor of the registrant. Any indemnification or payment or reimbursement of the expenses permitted by the registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law, or the MGCL, for directors of Maryland corporations. The registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

3.1	Declaration of Trust of Federal Realty Investment Trust dated May 5, 1999 as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated June 17, 2004, as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2009 (previously filed as Exhibit 3.1 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Federal Realty Investment Trust dated February 12, 2003, as amended October 29, 2003, May 5, 2004, February 17, 2006 and May 6, 2009 (previously filed as Exhibit 3.2 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.1	Specimen Common Share certificate (previously filed as Exhibit 4(i) to the Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-07533) and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney

*	Included with this filing.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 12, 2015.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker Executive Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	President, Chief Executive Officer and Trustee (principal executive officer)	May 12, 2015

/s/ James M. Taylor, Jr. James M. Taylor, Jr.	Executive Vice President-Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 12, 2015

* Joseph S. Vassalluzzo	Non-Executive Chairman	May 12, 2015

* Jon E. Bortz	Trustee	May 12, 2015

* David W. Faeder	Trustee	May 12, 2015

* Kristin Gamble	Trustee	May 12, 2015

* Gail P. Steinel	Trustee	May 12, 2015

* Warren M. Thompson	Trustee	May 12, 2015

*By:	/s/ Dawn M. Becker
Dawn M. Becker Attorney-in-fact

Date: May 12, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Declaration of Trust of Federal Realty Investment Trust dated May 5, 1999 as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated June 17, 2004, as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2009 (previously filed as Exhibit 3.1 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Federal Realty Investment Trust dated February 12, 2003, as amended October 29, 2003, May 5, 2004, February 17, 2006 and May 6, 2009 (previously filed as Exhibit 3.2 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.1	Specimen Common Share certificate (previously filed as Exhibit 4(i) to the Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-07533) and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney

*	Included with this filing.